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                                                                       EXHIBIT 5

December 6, 2001


Alcoa Inc.
201 Isabella Street
Pittsburgh, Pennsylvania 15212-5858

Ladies and Gentlemen:

This opinion is being furnished in connection with:

(i) the Registration Statement on Form S-3 (File No. 333-59044; 333-59044-01) (the "Registration Statement") filed by Alcoa Inc., a Pennsylvania corporation (the "Company"), and Alcoa Trust I, a Delaware business trust (the "Trust"), with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), up to $3,000,000,000 aggregate offering price of the Company's debt securities, warrants to purchase debt securities, Class B Serial Preferred Stock, $1.00 par value, and common stock, $1.00 par value, and Trust Preferred Securities of the Trust and related guarantee of the Trust Preferred Securities by the Company (collectively, the "Securities"), to be offered from time to time by the Company or the Trust, as applicable, on terms to be determined at the time of the offering; and

(ii) the offering and sale by the Company of $500,000,000 principal amount of Floating Rate Notes Due 2004 and $1,000,000,000 principal amount of 6% Notes Due 2012 (together, the "Notes"), as described in the Prospectus Supplement dated November 29, 2001 (the "Prospectus Supplement") and the accompanying Prospectus dated April 26, 2001 (the "Prospectus").

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles and By-Laws of the Company; the Indenture dated as of September 30, 1993 (the "Indenture") between the Company and J. P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association), as successor trustee to PNC Bank, National Association, as Trustee, under which the Notes will be issued; the Registration Statement; the resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement and the issuance and sale of the Securities; the Certificate of Designated Officer Establishing Terms of Debt Securities dated November 29, 2001; and such other certificates of officers of the Company and other documents and corporate records as I have considered necessary for the purposes of this opinion.

On the basis of the foregoing, I advise you that, in my opinion, the Notes have been duly and validly authorized by the Company, and, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture against payment therefor, the Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with and subject to their respective terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by general equitable principles, and except that no opinion is expressed as to the availability of the remedy of specific performance.

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I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company dated the date hereof and to the reference to me under the heading "Legal Matters" in the Prospectus Supplement and under the heading "Legal Matters" in the Prospectus. In giving my consent, I do not admit that I come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission under the Act.

Very truly yours,



/s/ Thomas F. Seligson

Thomas F. Seligson

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